Exhibit 4.3

SECOND AMENDMENT TO

AMENDED AND RESTATED LOAN AGREEMENT

THIS SECOND AMENDMENT TO AMENDED AND RESTATED LOAN AGREEMENT (the "Amendment") is made and entered into as of the 25th day of January, 2019, by and among P.A.M. TRANSPORT, INC., an Arkansas corporation, whose chief executive office and principal place of business is located at 297 W. Henri de Tonti Boulevard, P.O. Box 188, Tontitown, Arkansas 72770, party of the first part, hereinafter called "Borrower," FIRST TENNESSEE BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States, with its principal place of business at 165 Madison Avenue, Memphis, Tennessee 38103, party of the second part, hereinafter called "Bank," P.A.M. TRANSPORTATION SERVICES, INC., a Delaware corporation, whose principal place of business and chief executive office is located at 297 W. Henri de Tonti Boulevard, P.O. Box 188, Tontitown, Arkansas 72770, party of the third part, hereinafter called "Guarantor."

Recitals of Fact

Pursuant to the terms and provisions of that certain Amended and Restated Loan Agreement, bearing date of the 28th day of March, 2016, as amended by that certain First Amendment to Amended and Restated Loan Agreement dated July 27, 2017, and by that certain Letter Agreement dated July 10, 2018 ("Loan Agreement"), among the Borrower, the Bank, and the Guarantor (hereinafter defined), Bank committed to lend to Borrower an amount not to exceed at any one time outstanding the principal sum of Forty Million Dollars ($40,000,000.00), subject to the Borrowing Base (the "Loan"). The Borrower has requested and the Bank has also agreed to increase the principal sum of the Loan to Sixty Million Dollars ($60,000,000.00) and amend certain other provisions of the Loan Agreement.

NOW, THEREFORE, for and in consideration of the premises, as set forth in the Recitals of Fact, and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, it is agreed by the parties as follows:

Agreements

To induce the Bank to enter into this Amendment, the Borrower and the Guarantor do hereby absolute and unconditionally, jointly and severally, certify, represent and warrant to the Bank, and covenant and agree with the Bank, that:

All representations and warranties made by the Borrower or the Guarantor in the Loan Agreement, as amended hereby, and in all other loan documents (all of which are herein sometimes called the "Loan Documents"), are true, correct and complete in all material respects as of the date of this Amendment.

As of the date hereof and with the execution of this Amendment, there are no existing events, circumstances or conditions which constitute, or would, with the giving of notice, lapse of time, or both, constitute Events of Default.

There are no existing offsets, defenses or counterclaims to the obligations of the Borrower or the Guarantor as set forth in any Loan Document executed by the Borrower, or the Guarantor, respectively, in connection with the Loan.

Neither the Borrower nor the Guarantor, has any existing claim for damages against the Bank arising out of or related to the Loan; and, if and to the extent (if any) that the Borrower, or the Guarantor has or may have any such existing claim (whether known or unknown), the Borrower and the Guarantor do hereby forever release and discharge, in all respects, the Bank with respect to such claim.

The Loan Documents, as amended by this Amendment, are valid, genuine, enforceable in accordance with their respective terms, and in full force and effect.

The words and numbers "Forty Million Dollars ($40,000,000.00) (the “Committed Amount”)" as set forth in the Recitals of Fact are hereby deleted and replaced with the words and numbers "Sixty Million Dollars ($60,000,000.00) (the “Committed Amount”)."

Sections 1.31 and 1.44 of the Loan Agreement are hereby deleted and the following are inserted in lieu thereof:

1.31     “Note” means the note given to evidence the Loan, said note being the Fifth Amended and Restated Consolidated Revolving Credit Note, dated January 25, 2019, and being in the principal sum of Sixty Million Dollars ($60,000,000.00), as said note may be modified, renewed, amended, restated or extended, in whole or in part, from time to time; and any other note or notes executed at any time hereafter to evidence the Loan.

1.44     “Termination Date” shall mean July 1, 2021, unless such date is extended pursuant to the provisions of Section 10.12 hereof, in which event such extended date shall be the Termination Date..

Section 2.1 of the Loan Agreement is hereby deleted and the following is inserted in lieu thereof:

2.1       The Commitment. Subject to the terms and conditions herein set out, the Bank agrees and commits, from time to time, until the Termination Date, to make loan advances to the Borrower and to issue commercial and standby letters of credit, all in an aggregate principal amount not to exceed, at any one time outstanding, the lesser of (a) Sixty Million Dollars ($60,000,000.00); or (b) the Borrower's Borrowing Base, as defined in Article One.

Section 2.3(a) of the Loan Agreement is hereby deleted and the following is inserted in lieu thereof:

All advances with respect to the Loan shall be evidenced by the promissory note of the Borrower, payable to the order of the Bank in the principal amount of Sixty Million Dollars ($60,000,000.00) in form substantially the same as the copy of the Note attached hereto as Exhibit “2.3” (the “Note”). The entire principal amount of the Loan shall be due and payable (if not sooner declared to be due and payable by reason of Borrower's default) on the Termination Date. The unpaid principal balances of the Loan shall bear interest prior to maturity from the Closing Date on disbursed and unpaid principal balances (calculated on the basis of a year of 365 or 366 days, as is appropriate) at the Applicable Rate (as that term is defined in the Note). Said interest shall be payable monthly on the first day of each month after the Closing Date, with the final installment of interest being due and payable on the Termination Date, or on such earlier date as the Loan shall become due and payable.

The following Section 2.7 is inserted in the Loan Agreement.

2.7     Unused Line Fee. If in any month during the term of the Loan, the average outstanding principal balance of the Loan (which for purposes hereof includes both loan advances and the amount of any outstanding letters of credit issued by the Bank for the account of Borrower) is less than 30% of the Committed Amount, Borrower shall pay to Bank an unused line fee (the "Unused Line Fee") for said month calculated at a rate equal to 0.25% per annum multiplied by the amount by which the Committed Amount exceeds the average daily outstanding principal balance of the Loan during the month (or part thereof). Borrower is to pay to Bank such Unused Line Fee monthly for any month in which the foregoing criteria apply while this Agreement is in effect and for so long thereafter as any of the Loan is outstanding, which fee shall be payable in arrears on the first (1st) day of the 2nd month following the fee period.

Section 5.11 of the Loan Agreement is hereby deleted and the following is inserted in lieu thereof:

5.11     Intentionally Omitted.

Exhibit "2.3" to the Loan Agreement is hereby deleted and Exhibit "2.3" attached hereto is inserted in lieu thereof.

All terms and provisions of the Loan Agreement which are inconsistent with the provisions of this Amendment are hereby modified and amended to conform hereto; and, as so modified and amended, the Loan Agreement is hereby ratified, approved and confirmed. Except as otherwise may be expressly provided herein, this Amendment shall become effective as of the date set forth in the initial paragraph hereof.

All references in all Loan Documents to the Loan Agreement shall, except as the context may otherwise require, be deemed to constitute references to the Loan Agreement as heretofore amended and as further amended hereby.

The Guarantor does further (a) consent to and approve of all of the terms and provisions of this Amendment insofar as its rights are or may be affected hereby; and (b) acknowledge the continued effectiveness of its Fifth Amended and Restated Guaranty dated of even date herewith, guaranteeing the principal sum of Sixty Million Dollars ($60,000,000.00), plus interest and expenses in accordance with the terms thereof.

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IN WITNESS WHEREOF, Borrower, Guarantor and Bank have caused this Amendment to be executed by their respective officers, duly authorized so to do, on this the day and year first above written.

P.A.M. TRANSPORT, INC.

By:
Daniel H. Cushman, President
BORROWER

P.A.M. TRANSPORTATION SERVICES, INC.

By:
Daniel H. Cushman, President
GUARANTOR

FIRST TENNESSEE BANK NATIONAL ASSOCIATION

By:
R. Keith Kirby, Senior Vice President
BANK

Exhibit 2.3

See attached.